Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Second Quarter Fiscal 2023

Highest Second Quarter Net Income Margin in a Decade

Record Second Quarter Adjusted EBITDA Margin

IRVINE, Calif.--(BUSINESS WIRE)--January 4, 2023--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced financial results for its fiscal second quarter ended November 26, 2022.

Second Quarter Fiscal 2023 Highlights Compared to the Prior Year Quarter:

  Revenue of $200.4 million was up slightly
  Same-day constant currency revenue excluding taskforce, divested in the first quarter of fiscal 2023, a non-GAAP measure, grew 5.7%
  Gross margin expanded 180 basis points to 41.1%
  Selling, general and administrative expenses (“SG&A”) improved 10 basis points as a percentage of revenue to 28.3%
  Net income grew to $17.4 million (net income margin of 8.7%), up from $14.3 million (net income margin of 7.1%)
  Diluted earnings per common share rose to $0.51 from $0.42
  Adjusted EBITDA, a non-GAAP measure, increased to $29.6 million with a 230 basis point margin improvement to 14.8%
  Cash dividends declared of $0.14 per share

Management Commentary

“Our strong performance in the second quarter of fiscal 2023, especially continued top line growth and gross margin improvement over a very robust prior year comparative, validates our business model and our clients’ migration toward value-oriented partners,” said Kate W. Duchene, chief executive officer. “We have continued to grow top line and improve our profitability to levels not experienced since 2008. In today’s marketplace, many companies face skillset gaps and lack project management and change management expertise to deliver on mission critical initiatives. We are a well-positioned and compelling partner to solve these talent and execution challenges in the world’s most recognized companies. Our consultants are experts who execute bringing experience, judgment and efficiency to the delivery of our solutions. In addition, digital transformation initiatives continue to drive demand in our Veracity business across new clients and the traditional RGP client base. While some client segments are delaying budgeted initiatives to the new calendar year, our pipeline remains healthy and strong. We acknowledge the challenges presented by the overall macro economy in 2023 but we remain cautiously optimistic about our opportunities to get breadth and depth in our blue chip client base as we move further into calendar 2023.”

Second Quarter Fiscal 2023 Results

The Company produced a strong revenue performance in the second quarter of fiscal 2023 as it benefited from solid operational execution and stable demand despite the uncertainties of the macro environment. In addition, the labor market remains tight which serves to support the Company’s business in a slowing global economy. There was healthy year-over-year growth in strategic client accounts as well as in core solution areas including finance and accounting, technology and digital, offsetting certain areas that were softer. The Company’s billable hours in the second quarter of fiscal 2023 were off 0.7% due to the divestiture of taskforce at the beginning of the first quarter of fiscal 2023, while average bill rate increased by 0.8%, or 2.4% on a constant currency basis over the prior year quarter. The year-over-year improvement in average bill rate is attributable to an ongoing focus on value-based pricing. Excluding taskforce billable hours increased by 1.4% while average bill rate increased by 4.0% on a constant currency basis. Revenue excluding taskforce grew from $193.2 million in the second quarter of fiscal 2022 to $200.4 million in the second quarter of fiscal 2023, or 5.7% on a same-day constant currency basis.

Gross margin for the second quarter of fiscal 2023 was 41.1%, up from 39.3% in the second quarter of fiscal 2022. The increase was primarily due to a 270 basis point improvement in pay/bill ratio driven by ongoing efforts to enhance pricing while offering competitive consultant wages. Also contributing to the improvement in pay/bill ratio was the divestiture of taskforce, which historically had a less favorable pay/bill ratio compared to the core RGP business. This positive impact was partially offset by a rise in employee-related benefits, primarily vacation and self-insured medical costs.

SG&A for the second quarter of fiscal 2023 was $56.8 million, or 28.3% of revenue, compared to $56.9 million, or 28.4% of revenue, for the second quarter of fiscal 2022, reflecting a slight improvement of 10 basis points. The improvement in SG&A year over year was primarily related to lower bonus and commissions as a result of more moderate growth in the business, offset by an increase in technology transformation costs and general and administrative expenses to support business growth including management compensation and benefits and travel expenses.

Income tax expense was $5.9 million (an effective tax rate of 25.2%), compared to $5.6 million (an effective tax rate of 28.0%) in the prior year quarter. The change in effective tax rate resulted largely from higher pre-tax income in the second quarter of fiscal 2023 while permanent book to tax differences were more favorable due to higher income tax benefits associated with the vesting of employee stock awards and interest income associated with an income tax refund from the Internal Revenue Service.

With steady revenue and improvement in gross margin, net income increased to $17.4 million (net income margin of 8.7%) for the second quarter of fiscal 2023, compared to $14.3 million (net income margin of 7.1%) in the prior year quarter. The Company delivered a record second quarter Adjusted EBITDA margin of 14.8%, an improvement of 230 basis points from the prior year.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 26,	November 27,	November 26,	November 27,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$200,355	$200,238	$404,417	$383,378
Direct cost of services	118,005	121,497	238,600	233,204
Gross profit	82,350	78,741	165,817	150,174
Selling, general and administrative expenses	56,777	56,881	112,964	108,274
Amortization expense	1,216	1,184	2,468	2,287
Depreciation expense	880	893	1,767	1,812
Income from operations	23,477	19,783	48,618	37,801
Interest expense, net	199	222	515	438
Other income	(31)	(311)	(338)	(617)
Income before income tax expense	23,309	19,872	48,441	37,980
Income tax expense	5,877	5,567	12,869	10,752
Net income	$17,432	$14,305	$35,572	$27,228

Net income per common share:
Basic	$0.52	$0.43	$1.07	$0.82
Diluted	$0.51	$0.42	$1.04	$0.81

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,510	33,221	33,394	33,058
Diluted	34,301	33,950	34,292	33,652

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Revenue by Geography
North America	$176,655	$167,154	$356,205	$319,033
Europe	10,401	19,921	21,576	38,786
Asia Pacific	13,299	13,163	26,636	25,559
Total revenue	$200,355	$200,238	$404,417	$383,378

Cash dividend
Total cash dividends paid	$4,733	$4,647	$9,368	$9,250

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 4, 2023. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,200 professionals collectively engaged with over 2,100 clients around the world from nearly 40 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 87% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, the competitiveness of our business model, opportunities in our blue chip client base in 2023, and expectations regarding our continued growth and ability to deliver increased stockholder value. These statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions (including recessionary pressures, decreases in consumer spending power or confidence and significant uncertainty in the global economy and capital markets resulting from rising inflation, volatility in energy and commodity prices, the impact of the Russia-Ukraine war and related supply chain issues), risks arising from epidemic diseases or pandemics, changes in the use of outsourced professional services consultants, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities including due to social, political, regulatory, legal and economic risks in the countries and regions in which we operate, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 28, 2022 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this press release. We do not intend, and undertake no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by, or calculated in accordance with, GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, restructuring costs, and contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, restructuring costs, contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

	Three Months Ended		Six Months Ended
Revenue by Geography	November 26,	November 27,	November 26,	November 27,
	2022 (1)	2021 (1)	2022 (1)	2021 (1)
	(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$176,655	$167,154	$356,205	$319,033
Currency impact	(22)		26
Business days impact	-		-
Same-day constant currency revenue	$176,633		$356,231

Europe
As reported (GAAP)	$10,401	$19,921	$21,576	$38,786
Currency impact	1,801		3,374
Business days impact	43		106
Same-day constant currency revenue	$12,245		$25,056

Asia Pacific
As reported (GAAP)	$13,299	$13,163	$26,636	$25,559
Currency impact	2,038		3,473
Business days impact	(73)		38
Same-day constant currency revenue	$15,264		$30,147

Total Consolidated
As reported (GAAP)	$200,355	$200,238	$404,417	$383,378
Currency impact	3,817		6,873
Business days impact	(30)		144
Same-day constant currency revenue	$204,142		$411,434

Number of Business Days
North America (2)	62	62	125	125
Europe (3)	64	65	128	129
Asia Pacific (3)	61	61	124	124
(1)

Total consolidated revenue and Europe revenue as reported under GAAP include taskforce revenue of zero and $7.0 million for the three months ended November 26, 2022 and November 27, 2021, respectively, and $0.2 million and $13.2 million for the six months ended November 26, 2022 and November 27, 2021, respectively.

(2)	This represents the number of business days in the United States.
(3)	The business days in international regions represents the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	November 26,	% of	November 27,	% of
Adjusted EBITDA	2022	Revenue	2021	Revenue
	(Unaudited)		(Unaudited)
Net income	$17,432	8.7%	$14,305	7.1%
Adjustments:
Amortization expense	1,216	0.6	1,184	0.6
Depreciation expense	880	0.4	893	0.5
Interest expense, net	199	0.1	222	0.1
Income tax expense	5,877	3.0	5,567	2.8
EBITDA	25,604	12.8	22,171	11.1
Stock-based compensation expense	2,237	1.1	2,019	1.0
Technology transformation costs (1)	1,748	0.9	229	0.1
Restructuring costs (2)	42	-	583	0.3
Contingent consideration adjustment	-	-	(54)	-
Adjusted EBITDA	$29,631	14.8%	$24,948	12.5%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.51		$0.42
Stock-based compensation expense	0.07		0.06
Technology transformation costs (1)	0.05		0.01
Restructuring costs (2)	-		0.02
Contingent consideration adjustment	-		-
Income tax impact of adjustments	(0.04)		(0.04)
Adjusted diluted earnings per common share	$0.59		$0.47

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense	$5,877		$5,567
Effect of non-cash tax items:
Stock option expirations	(16)		(139)
Valuation allowance on international deferred tax assets	(349)		254
Net uncertain tax position adjustments	(13)		(6)
Other adjustments	218		(16)
Adjusted provision for income taxes	$5,717		$5,660

Effective tax rate	25.2%		28.0%
Total effect of non-cash tax items on effective tax rate	(0.7%)		0.5%
Cash tax rate	24.5%		28.5%
(1)

Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2)

The Company substantially completed our global restructuring and business transformation plan (the “Restructuring Plans”) in fiscal 2021. All employee termination and facility exit costs incurred under the Restructuring Plans were considered completed as of August 27, 2022, and as a result, the remaining accrued restructuring liability on the books was released.

	Six Months Ended
	November 26,	% of	November 27,	% of
Adjusted EBITDA	2022	Revenue	2021	Revenue
	(Unaudited)		(Unaudited)
Net income	$35,572	8.8%	$27,228	7.1%
Adjustments:
Amortization expense	2,468	0.6	2,287	0.6
Depreciation expense	1,767	0.4	1,812	0.5
Interest expense, net	515	0.1	438	0.1
Income tax expense	12,869	3.3	10,752	2.8
EBITDA	53,191	13.2	42,517	11.1
Stock-based compensation expense	4,766	1.1	3,648	0.9
Technology transformation costs (1)	2,739	0.7	229	0.1
Restructuring costs (2)	(355)	(0.1)	739	0.2
Contingent consideration adjustment	-	-	167	-
Adjusted EBITDA	$60,341	14.9%	$47,300	12.3%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$1.04		$0.81
Stock-based compensation expense	0.14		0.11
Technology transformation costs (1)	0.08		0.01
Restructuring costs (2)	(0.01)		0.02
Contingent consideration adjustment	-		-
Income tax impact of adjustments	(0.06)		(0.04)
Adjusted diluted earnings per common share	$1.19		$0.91

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense	$12,869		$10,752
Effect of non-cash tax items:
Stock option expirations	(17)		(245)
Valuation allowance on international deferred tax assets	(557)		564
Net uncertain tax position adjustments	(24)		(15)
Other adjustments	272		(15)
Adjusted provision for income taxes	$12,543		$11,041

Effective tax rate	26.6%		28.3%
Total effect of non-cash tax items on effective tax rate	(0.7%)		0.8%
Cash tax rate	25.9%		29.1%
(1)

Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2)

The Company substantially completed the Restructuring Plans in fiscal 2021. All employee termination and facility exit costs incurred under the Restructuring Plans were considered completed as of August 27, 2022, as a result, the remaining accrued restructuring liability on the books was released.

Segment Results

On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce – Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the second quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments. Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is disclosed in Other Segments.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	November 26,	November 27,	November 26,	November 27,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue:
RGP	$197,584	$189,400	$398,579	$362,333
Other Segments (1)	2,771	10,838	5,838	21,045
Total revenue	$200,355	$200,238	$404,417	$383,378

Adjusted EBITDA:
RGP	$37,664	$32,121	$76,011	$61,177
Other Segments (1)	332	1,232	648	2,238
Reconciling items (2)	(8,365)	(8,405)	(16,318)	(16,115)
Total Adjusted EBITDA (3)	$29,631	$24,948	$60,341	$47,300
(1)

Amounts reported in Other Segments for the three and six months ended November 26, 2022 include Sitrick and an immaterial amount from taskforce from May 29, 2022 through May 31, 2022, the completion date of the sale. Amounts previously reported for the three and six months ended November 27, 2021 included the Sitrick and taskforce operating segments.

(2)

Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3)	A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in the tables on page 7 and 8.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	November 26,	May 28,
SELECTED BALANCE SHEET INFORMATION:	2022	2022
	(Unaudited)
Cash and cash equivalents	$89,449	$104,224
Accounts receivable, net of allowance for doubtful accounts	$153,762	$153,154
Total assets	$550,512	$581,473
Current liabilities	$100,990	$124,322
Long-term debt	$20,000	$54,000
Total liabilities	$148,366	$209,024
Total stockholders’ equity	$402,146	$372,449

	Six Months Ended
	November 26,	November 27,
SELECTED CASH FLOW INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$23,654	$3,460
Cash flow -- investing activities	$1,824	$(2,271)
Cash flow -- financing activities	$(38,445)	$(3,295)

	Three Months Ended
	November 26,	November 27,
SELECTED OTHER INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,255	3,319
Average bill rate (1)	$128	$127
Average pay rate (1)	$60	$63
Common shares outstanding, end of period	33,635	33,683
(1)

Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the second quarter of fiscal 2022 were $130 and $62, respectively.

Contacts

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
Jennifer.Ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com